CHEMBIO TO RING OPENING BELL TODAY ON NASDAQ

Celebrates the Company’s Move to the NASDAQ Capital Markets

MEDFORD, N.Y. (June 11, 2012) – Chembio Diagnostics, Inc.(NASDAQ: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reports that Chembio will visit The NASDAQ MarketSite in Times Square and Chembio’s Chairman and Chief Executive Officer, Lawrence Siebert, will ring the Opening Bell on Monday, June 11, 2012. The Opening Bell Ceremony may be viewed real time online beginning at 9:15 a.m. through the following link on http://www.nasdaq.com/about/marketsitetowervideo.asx or through the Investor Center on Chembio’s web site at http://phx.corporate-ir.net/phoenix.zhtml?c=121584&p=irol-IRhome.

Mr. Siebert commented, “We are pleased with our recent move to trade our shares on the NASDAQ Capital Markets and are looking forward to participating in this event which can be shared online with our current and prospective stakeholders.”

About Chembio Diagnostics
Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $10 billion point-of-care testing market. Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere, Inc. (formerly, Inverness Medical Innovations, Inc.). Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®. Headquartered in Medford, NY, with approximately 170 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U. S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements
Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing and to obtain regulatory approvals in a timely manner, as well as the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:

Company Contact
Susan Norcott
(631) 924-1135 x125
snorcott@chembio.com

Investor Relations
LHA
Anne Marie Fields
(212) 838-3777
afields@lhai.com
@LHA_IR_PR

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